Exhibit 99.2
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
FIRST COMMUNITY BANCSHARES INC. AND AFFILIATES
     First Community Bancshares, Inc., (the “Company”), and First Community Bank, N.A. (the “Bank”) previously adopted the First Community Bancshares, Inc. deferred compensation plan for its respective Board of Directors. Section 409A was added to the Internal Revenue Code (“IRC”) by section 885 of the American Jobs Creation Act of 2004, Public Law 108-357 and provides that unless certain requirements are met, all amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income. The Company and the Bank desire to amend and restate the Director’s Plan in its entirety to comply with all rules and regulations of Code §409A. This amended and restated plan is a Non-Qualified deferred compensation plan for the Directors of the Company , the Bank and members of the Board of Directors of the Company’s other subsidiaries (the “Plan”) and is hereby adopted and made effective this 22nd of August, 2006.
     Accordingly, the Company and its adopting subsidiaries (collectively the “First Community Bank Group) hereby adopts the amended Plan pursuant to the terms and provisions set forth below:
1.	Participants. Any Director of the First Community Bank Group, other than a Director who is also a salaried officer or employee of the First Community Bank Group, may elect to become a participant (“Participant”) under this Plan by written notice to the Company.
2.	Deferred Director Fees. Any Participant may defer all of his fees as a Director which are related to services performed after the end of the calendar year in which a notice of election is delivered to the Company. Notwithstanding the preceding sentence, in the case of a Director who first becomes a Participant in this Plan, the aforementioned election to defer all such Participant’s Director fees shall be made by notice of election delivered to the Company within thirty (30) days after the date the Participant first becomes eligible to participate and such election shall be effective with respect to the Director fees related to services to be performed subsequent to the election, provided that a Participant shall not be considered first eligible if, on the date he becomes a Participant, he participates in any other nonqualified plan of the same category (account balance or non-account balance as applicable) which is subject to Internal Revenue Code Section 409A maintained by the First Community Bank Group. Such election form shall also specify the method of payment of the amounts so deferred as hereinafter provided in paragraph 4 hereinbelow. Any Participant may change the amount of, or suspend, future deferrals with respect to Director fees related to services performed after the end of the year in which the notice of change or suspension is delivered to the Company. Following any such suspension, a Director may make a new election to again become a Participant pursuant to the preceding provisions of this paragraph. No Participant may make such change more often than once in calendar year, or again become a Participant within twelve (12) months after the date of his suspension. The election to defer shall be irrevocable as to the deferred Director fees for the particular twelve (12) month period specified in the notice.
3.	Investment of Deferral. The Company shall credit to a separate memorandum account (Directors’ Deferred Compensation) the fees deferred by each Director and shall credit said account with investment earnings that the Board of Directors may, from time to time, deem appropriate. The Plan shall represent a continuing expense of the First Community Bank Group and such fees deferred under the Plan along with any investment earnings as stated above shall be credited to the account of each Participant on a quarterly or more frequent basis.
4.	Distribution.
A.	As soon as administratively feasible, following termination of a Participant’s services as a Director, payment of the balance in his account shall be made to the Participant utilizing one of the following means:
1.	Lump sum distribution of the accumulated balance at the time the Director ceases to be a member of the Board of Directors of the First Community Bank Group.
2.	A monthly life benefit, either single or joint with spouse (term of benefit determined by reference to Internal Revenue Code tables).
3.	A monthly benefit for a fixed term designation by the Director.
A Participant may, by notice delivered to the Company, delay the time of distribution of his account or change the method of payment thereof; provided, however, that such election shall be delivered to the First Community Bank Group at least twelve (12) months prior to the date such revised election is made and the first payment with respect to which such revised election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

B.	If such Participant shall cease to be a Director by reason of his death or if he shall die after he shall be entitled to distributions hereunder, but prior to receipt of all distributions hereunder, the balance of such Participant’s account shall be distributed to such beneficiary as the Participant shall designate by an instrument in writing filed with the First Community Bank Group, or in the absence of such designation, to his personal representative, or if none is appointed within six (6) months of his death to his spouse, or if not then living, to his then living descendants, per stirpes, in the same manner and at the same intervals as they would have been made to such Participant had he continued to live.
5.	Participant’s Rights Unsecured. The right of any Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the First Community Bank Group as applicable. The deferred Director’s fees may not be encumbered or assigned by the Participant. Participant shall not have any rights in or against any assets that may be set aside or held in his account. All such assets shall constitute general assets of the First Community Bank Group and may be disposed of by the First Community Bank Group at such time and for such purposes as it or they may deem appropriate.
6.	Amendments to the Plan. The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he would have been entitled if the Plan had been terminated on the effective date of such amendment.
7.	Termination of Plan. The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, distributions in respect of credits to a Participant’s accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed.

     8. Expenses. Costs of administration of the Plan will be paid by the Company.
     IN WITNESS WHEREOF, the Plan has been executed on behalf of the First Community Bancshares, Inc. effective this 22nd day of August, 2006.

First Community Bancshares, Inc.

By:	/s/ William P. Stafford

Title:	Chairman of the Board of Directors